                                                                   Exhibit 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the reference to our firm under the captions "Summary Consolidated Financial Data", Selected Consolidated Financial Data" and "Experts" in the Registration Statement (Form S-3) and related Prospectus of SanDisk Corporation for the registration of 3,450,000 shares of its common stock and to the use of our report dated January 22, 1999 and to the incorporation by reference therein of our report dated January 22, 1999, with respect to the consolidated financial statements and schedule of SanDisk Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

San Jose, CA
August 17, 1999